Exhibit 4.4

SUSQUEHANNA BANCSHARES, INC.

9.375% Capital Efficient Note, Series I

No. T-1

$125,010,000

SUSQUEHANNA BANCSHARES, INC., a corporation organized and existing under the laws of the State of Pennsylvania (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, as Property Trustee of Susquehanna Capital I, a statutory trust formed under the laws of the State of Delaware, or registered assigns, the principal sum of one hundred twenty-five million ten thousand dollars ($125,010,000) on the Final Repayment Date (as hereinafter defined). The Final Repayment Date shall initially be December 12, 2067, but the Company may elect to extend the Final Repayment Date up to two times in 10-year increments on either or both of December 12, 2017 and December 12, 2027 and, as a result, the Final Repayment Date may be extended to December 12, 2077 or December 12, 2087, provided that certain extension criteria set forth in the Supplemental Indenture hereinafter referred to are satisfied. If the Final Repayment Date falls on a day that is not a Business Day (as hereinafter defined), the Final Repayment Date shall be the following business day. The full principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on December 12, 2057, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereinafter defined) to the extent set forth in the Supplemental Indenture hereinafter referred to. The Company further promises to pay interest on said principal sum from December 12, 2007 or from the most recent Interest Payment Date for which interest has been paid or duly provided. This Security shall bear interest from and including December 12, 2007 to but excluding December 12, 2037 at the annual rate of 9.375%, payable quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, beginning on March 12, 2008. This Security shall bear interest from and including December 12, 2037 to but excluding the Final Repayment Date at an annual rate of interest equal to three-month LIBOR plus 5.455%, payable quarterly in arrears on March 12, June 12, September 12, and December 12 of each year (each such date, including the dates in the preceding sentence, an “Interest Payment Date”). In the event that any Interest Payment Date on or prior to December 12, 2037 would otherwise fall on a day that is not a Business Day, the payment of interest shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement. In the event that any Interest Payment Date in respect of an interest period commencing on or after December 12, 2037 would otherwise fall on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day, except that if the postponement would cause the day to fall in the next calendar month, the Interest Payment Date shall instead be brought forward to the immediately preceding Business Day. Interest in respect of any interest period commencing on or after December 12, 2037 shall accrue to but excluding the date that interest is actually paid. Any installment of interest (or portion thereof) deferred in accordance with the Supplemental Indenture or otherwise unpaid on the relevant Interest Payment Date shall bear interest, to the extent permitted by law, at the rate of interest then in effect on this Security, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with the Supplemental Indenture.

The amount of interest payable on this Security for any interest period ending on or prior to December 12, 2037 shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable on this Security for any interest period commencing on or after December 12, 2037 shall be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant interest period.

A “Business Day” shall mean any day other than (i) a Saturday or Sunday or other day on which banking institutions in the city of New York or in Pittsburgh, Pennsylvania, are authorized or required by law or executive order to remain closed, (ii) a day on which the Corporate Trust Office of the Property Trustee or the Debenture Trustee is closed for business or (iii) during any Interest Period for which interest is based on LIBOR, a day that is not a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security and the Capital Securities are issued in the form of a global security, or (ii) the fifteenth day (whether or not a Business Day) of the month preceding the month in which such Interest Payment Date occurs if this Security is not issued in the form of a Global Security and the Capital Securities are not issued in the form of a global security, except that (i) interest payable on this Security pursuant to its repayment in full in accordance with Article III of the Supplemental Indenture and (ii) interest payable on the Final Repayment Date shall be paid to the Person to whom principal is paid. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be mailed, first-class, postage prepaid, to each Holder of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self-regulatory organization, all as more fully provided in said Indenture.

The Company shall have the right, at any time and from time to time prior to the Final Repayment Date, to defer the payment of interest on this Security for one or more consecutive Interest Periods that do not exceed 10 years; provided, however, that no Deferral Period (as hereinafter defined) shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of this Security.

If an Event of Default has occurred and is continuing or the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing or the Company is in default regarding its payment of any obligation under the Guarantee (and, except as provided in the Supplemental Indenture with respect to certain transactions, in the case of any Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Deferral Period), the Company shall not, and shall not permit any Subsidiary to: (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s Capital Stock, (B) make any payment of principal of, or interest or premium, if any, on, nor repay, purchase or redeem any Parity Securities or other debt securities of the Company that rank junior upon the liquidation of the Company to this Security, or (C) make any guarantee payments with respect to any guarantee by the Company if such guarantee ranks junior to this Security. Notwithstanding the foregoing, at any time, including during a Deferral Period, the Company may: (a) make dividends or distributions payable in its Capital Stock or rights to acquire its Capital Stock and any cash payments in lieu of fractional shares issued in connection therewith; (b) make payments under the Guarantee; (c) make any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or redeem or purchase any rights under any such plan; (d) purchase Capital Stock related to (1) the issuance of Capital Stock or rights under any benefit plans for directors, officers or employees of the Company; (2) the issuance of Capital Stock or rights under a dividend reinvestment and stock purchase plan; (3) the issuance of Capital Stock, or securities convertible into Capital Stock, as consideration in an acquisition transaction that was entered into before the beginning of the Deferral Period; (e) exchange or convert (1) any class or series of the Company’s Capital Stock for any other class or series of its Capital Stock or (2) any class or series of the Company’s indebtedness for any class or series of its Capital Stock; (f) purchase fractional interests in shares of the Company’s Capital Stock pursuant to conversion or exchange provisions of such Capital Stock or the security being converted or exchanged; (g) make payments of current or deferred interest in respect of Parity Securities that are made pro rata in respect of the amounts due on such Parity Securities and this Security or in accordance with clause (viii) of Section 2.1(d) of the Supplemental Indenture to the extent it applies, and make payments of deferred interest on any Parity Securities that were issued prior to the date the CENts are initially issued (“Existing Parity Securities”) that, if not made, would cause the Company to breach the terms of the instrument governing such Existing Parity Securities; or (h) make payments of principal in respect of Parity Securities having an earlier scheduled maturity date than this Security, as required under a provision of such Parity Securities that is substantially the same as described under Section 2.1(d) of the Supplemental Indenture, and make payments of principal in respect of Parity Securities having the same scheduled maturity date as this Security that are made on a pro rata basis among such Parity Securities and this Security. Each period beginning on the Interest Payment Date with respect to which the Company elects to defer all or part of any interest payment and ending, subject to Section 2.1(m) of the Supplemental Indenture, on the earlier of (i) the Interest Payment Date falling on or about the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the deferred amount, all deferred amounts with respect to any subsequent Deferral Period and all other accrued and unpaid interest on this Security is referred to as a “Deferral Period”. At the end of any such Deferral Period, the

Company shall pay all interest then accrued and unpaid on this Security (together with Additional Interest thereon, if any, to the extent permitted by applicable law) to the Person in whose name this Security is registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period. The Company may elect to pay current interest on any Interest Payment Date during any Deferral Period to the extent permitted, and shall pay deferred interest (including Additional Interest thereon) pursuant to the Alternative Payment Mechanism to the extent required, by the Supplemental Indenture.

The Company shall give written notice of its election to begin or extend any Deferral Period (i) if the Property Trustee is not the sole holder or a holder of the Securities, to the Holders of the Securities and the Trustee at least one Business Day prior to the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole holder of the Securities, to the Property Trustee and the Trustee at least one Business Day prior to the earlier of (a) the next Distribution Date or (b) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of such Capital Securities of the Record Date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date.

Payment of principal of (and premium, if any) and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Drew K. Hostetter
Name:	Drew K. Hostetter
Title:	Executive Vice President, Treasurer and Chief Financial Officer

Attest:

/s/ Lisa Cavage

Dated: December 12, 2007

This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:	/s/ Mary LaGumina
Name:	Mary LaGumina
Title:	Vice President

Dated: December 12, 2007

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 5, 2007, as supplemented by the supplemental indenture thereto, dated as of December 12, 2007 (herein called the “Indenture”, and such supplemental indenture dated as of December 12, 2007, herein called the “Supplemental Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which series is unlimited in aggregate principal amount.

All terms used in this Security that are defined in the Supplemental Indenture, in the Indenture or in the Amended and Restated Trust Agreement, dated as of December 12, 2007 (the “Trust Agreement”), for Susquehanna Capital I, among Susquehanna Bancshares, Inc., as Depositor, and the Trustees named therein, shall have the meanings assigned to them in the Supplemental Indenture, the Indenture or the Trust Agreement, as the case may be.

The Company may, at its option and subject to the terms and conditions of the Supplemental Indenture and Article IV of the Indenture, redeem this Security, subject to the approval of the Federal Reserve (if the redemption occurs prior to the Scheduled Maturity Date):

(i) in whole or in part, at any time on or after December 12, 2012 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date;

(ii) in whole but not in part, any time prior to December 12, 2012 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date, within 90 days after the occurrence of a Capital Treatment Event or a Tax Event; and

(iii) in whole but not in part, any time prior to December 12, 2012, within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to the greater of (x) 100% of the principal amount of the CENts being redeemed and (y) the Make-Whole Amount, in each case plus any accrued and unpaid interest to the Redemption Date.

In the event of redemption or repayment of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of a majority in aggregate principal amount of the securities of each series issued under the Indenture at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture and any past defaults in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the securities of such series. Any such consent or waiver by the registered Holders of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default arising from a default in the payment of interest (including Additional Interest) in full for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period with respect to the Securities at the time Outstanding occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount of, and accrued interest (including Additional Interest) on, all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that if, upon such an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fail to declare the principal amount of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Securities shall become immediately due and payable. If an Event of Default arising from a Bankruptcy Event or insolvency or reorganization involving the Company occurs, the principal amount of, and accrued interest (including Additional Interest) on, the Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Any other Event of Default shall not result in the acceleration of the payments of principal or accrued interest on the Securities. In any case, the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIV of the Indenture.

Each Holder, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall have no claim for, and thus no right to receive, any interest optionally deferred pursuant to the Supplemental Indenture and unpaid (including Additional Interest thereon) that has not been settled through the application of the Alternative Payment Mechanism set forth in the Supplemental Indenture to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid and (y) an amount equal to the pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock and any still-outstanding Mandatory Convertible Preferred Stock that the Company has applied to pay such deferred interest on the Securities of this series pursuant to the Alternative Payment Mechanism; provided that the Holder of this Security agrees that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount the Holder of this Security shall receive in respect of such excess shall not exceed the amount such Holder would have received had the claim for such excess ranked pari passu with the interest of the holders, if any, of Qualifying Preferred Stock.

No reference herein to the Indenture or the Supplemental Indenture and no provision of this Security or of the Indenture or the Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 5.02 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

THE INDENTURE, THE SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.